Exhibit 10.5
DEVELOPMENT/MASTER AGREEMENT
This Development/Master Agreement is made this 6th day of October, 2009 by and between Receptors LLC, a Minnesota limited liability company (“Receptors”), and VeriChip Corporation, a corporation organized and existing under the laws of Delaware (“VeriChip”). Receptors and VeriChip shall be referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, VeriChip desires to obtain the services (the “Development Services”) of Receptors to, on a commercially reasonable best efforts basis, develop a glucose sensing device for use in the human body> as described in Exhibit A attached hereto (the “Products”), and Receptors desires to provide such Development Services to VeriChip and to provide an option to license the use of the Products on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties agree as follows:
1. Development Services. Receptors agrees to provide the Development Services and use its commercially reasonable best efforts to develop the Products subject to the specifications provided in the Program Plan attached hereto as Exhibit B, which may be modified by the Parties in writing from time to time.
2. License Certain Rights. So long as VeriChip is current on the Development Fee Payments described in Section 4 below, Receptors grants VeriChip the license as described in the License Agreement attached hereto as Exhibit C (the “License Agreement”).
3. Ownership of Products. VeriChip acknowledges and agrees that the Products contain proprietary and patent protected material and contain trade secrets and other intellectual property rights exclusively owned by Receptors. VeriChip agrees to maintain the secrecy of the contents of the Products and implement adequate safeguards to prevent and protect the contents of the Products from unauthorized use or disclosure. Subject to the rights VeriChip may attain from the License Agreement, VeriChip agrees that Receptors is and shall remain the sole and exclusive owner of all rights, title, and interest in and to the Products including any enhancements, updates, modifications and any patents, copyrights, trade secrets, and any other intellectual property rights related thereto. VeriChip shall not take any action inconsistent with such ownership. Except as set forth in Section 2 above, this Agreement does not grant VeriChip any rights to any patents, copyrights, trade secrets, tradenames, trademarks (whether registered or unregistered), or any other rights or licenses with respect to the Products. This Section shall survive the termination of this Agreement.
4. Development Fees. In exchange for the Development Services, VeriChip shall pay Receptors the amounts specified in Exhibit D. In the event of any change in the outstanding shares of VeriChip stock by reason of any recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares or other similar change affecting the stock of VeriChip, VeriChip and Receptors shall make an adjustment to the VeriChip stock to which Receptors is entitled under this Section 4 as shall be equitable and appropriate.

5. Term. This Agreement shall remain in force until the Products are delivered and accepted pursuant to the schedule in Exhibit B, unless sooner terminated under the provisions of Section 6 below.
6. Termination.
a.
Receptors may, in its sole discretion, immediately terminate this Agreement if (i) VeriChip materially breaches any provision of this Agreement and such breach is not cured within thirty (30) days following written notice from Receptors or (ii) if VeriChip becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated, voluntarily or otherwise. In addition, VeriChip at anytime may discontinue the Development Fee Payments described in Section 4 above in which case this Agreement shall immediately terminate, VeriChip shall lose its License, and Receptors shall have no further obligations under Section 1 above.

b.
VeriChip may, in its sole discretion, immediately terminate this Agreement if (i) Receptors materially breaches any provision of this Agreement and such breach is not cured within thirty (30) days following written notice from VeriChip or (ii) if Receptors becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated, voluntarily or otherwise.

7. Equitable Remedies And Enforcement. The Parties acknowledge and agree that breach of any of the obligations under this Agreement shall cause irreparable injury and shall entitle the non-breaching Party to equitable relief or remedy. The pursuit or securing of any such equitable relief shall not prohibit or limit a Party to seek or obtain any other remedy provided under this Agreement or by law. The covenants, agreements and remedies provided herein are in addition to, and are not to be construed as a replacement for or limited by, the rights and remedies otherwise available to a Party including, but not limited to, those rights and remedies contained in the Uniform Trade Secrets Act, or its state counterparts.
8. Notice. Any and all notices called for under this Agreement shall be in writing, and presented personally or by certified mail, postage prepaid, or recognized overnight delivery services to Receptors or VeriChip to the following address as the case may be:

If to Receptors:	Receptors LLC
Suite 510B / MD 57
1107 Hazeltine Blvd.
Chaska, MN 55318
ATTN: Robert E. Carlson, Ph.D

If to VeriChip:	VeriChip Corporation
1690 South Congress Ave.
Suite 200
Delray Beach, FL 33445
ATTN: William J. Caragol

9. Governing Law; Jurisdiction; Venue; Attorney Fees. This Agreement shall be construed and enforced in accordance with the laws of the State of New York. Should it be necessary to institute an action to enforce any of the terms contained in this Agreement, VeriChip agrees said action shall and must be instituted in the State of New York. The Parties hereby waive any and all defenses based on lack of personal jurisdiction or forum non conveniens. Should a Party default under any of the terms of this Agreement, that Party hereby agrees to pay the reasonable attorney’s fees incurred by the other Party in enforcing the terms of this Agreement. The attorney’s fees shall be paid by the defaulting Party irrespective of any damages recovered or any relief afforded to the non-defaulting Party.
10. Entire Agreement. This Agreement states the Parties’ entire agreement and understanding of the subject hereof. This Agreement supersedes all prior understanding and agreements. Any prior agreement or understandings between the Parties is null and void.
11. Modification. This Agreement may be modified only in a writing signed by the Parties.
12. Severability. If any provision or clause of this Agreement as applied to either Party or to any circumstances, shall be adjudged by a court of competent jurisdiction to be invalid or unenforceable, said adjudication shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement.
13. Assignment. Each Party may not assign its rights or delegate its duties under this Agreement without the other Party’s prior written consent. Any attempted assignment or delegation by a Party without the required consent will be void. Notwithstanding the foregoing, either Party may assign this Agreement including, without limitation to an affiliate, subsidiary, third party, or successor without the other Party’s prior consent.
14. Execution in Counterparts. This Agreement may be executed in counterparts, and/or by facsimile, each of which shall be deemed to be an original, and all of which shall constitute the same Agreement.
15. Prior Agreement. Each Party acknowledges and agrees that the Glucose Sensor Development Agreement, dated effective January 1, 2008, by and among Receptors, VeriChip and DOC (the “Prior Agreement”) is hereby terminated and that the intent of this Agreement is to replace and supercede the Prior Agreement. VeriChip confirms that in an Asset Purchase Agreement dated November 12, 2008 it acquired all of the rights and obligations of DOC under the Prior Agreement.
16. Non-Development. Except as provided hereunder for the benefit of Verichip, Receptors shall not, during the Term of or for ten (10) years thereafter, directly or indirectly, sell, license, lease, create, design, develop, fund or assist in the sale, license, creation, design, or development or funding of the Product (or future products based on an in vivo glucose sensing device for use in humans) or other human in vivo glucose sensing product or system.

17. Rights. In the event that Receptors and VeriChip can not reach, for any reason, an agreement as to future development programs after this Phase II, (i) the restrictions in Section 16 hereof shall automatically terminate, (ii) Receptors may cancel the license agreement, subject to a ten percent (10%) royalty due to VeriChip pursant to Sections 6.1 and 6.2 of the License Agreement,and (iii) VeriChip will promptly provide to Receptors an exclusive worldwide license to any rights VeriChip or any transferee thereof may have relating to glucose or glucose monitoring including without limitation the implemention of microchips in humans for monitoring glucose.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first written above.

Receptors LLC		VeriChip Corporation

By:	Robert E. Carlson	By:	/s/ William J. Caragol
	Its: President		Its: President

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